Exhibit 99.1



MID-WISCONSIN FINANCIAL SERVICES, INC. ANNOUNCES CHANGES WITHIN THE EXECUTIVE MANAGEMENT TEAM WITH THE APPOINTMENT OF RHONDA R. KELLEY AS PRINCIPAL ACCOUNTING OFFICER

March 3, 2011

Today, James F. Warsaw, President and CEO of Mid-Wisconsin Financial Services, Inc. (OTCBB:MWFS.OB) and its principal subsidiary, Mid-Wisconsin Bank, announced the departure of Mark A. King as the company's Chief Financial Officer and Chief Operations Officer effective February 25, 2011. "I am pleased to announce that Rhonda R. Kelley, the company's current controller, has been appointed as our company's Principal Accounting Officer, a position she has held in the past. Rhonda will continue to serve as our controller," said Warsaw.

Ms. Kelley holds a degree in accounting from the University of Wisconsin, Eau
Claire and earned is a certified public accountant.   Ms. Kelley has served the
company for the past 12 years in various financial roles, including Controller, Manager of Internal Auditing and Project Manager for SOX 404 compliance.

Mid-Wisconsin Financial Services, Inc., headquartered in Medford, Wisconsin, is the holding company of Mid-Wisconsin Bank, which operates thirteen retail banking locations throughout central and northern Wisconsin, serving markets in Clark, Eau Claire, Lincoln, Marathon, Oneida, Price, Taylor and Vilas counties. In addition to traditional loan and deposit products, the bank offers trust, and brokerage services through its Wealth Management Services Group.

This press release contains forward-looking statements or comments that are provided to assist in the understanding of anticipated future financial performance. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's view as of any subsequent date. Forward-looking estimates and statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this filing. Additional factors that may cause actual results to differ materially from those expressed in the forward-looking statements include (i) other risks and assumptions described in Mid-Wisconsin's Annual Report on For 10-K for the year ended December 31, 2009 under the headings "Forward-Looking Statements" and "Risk Factors" which factors are incorporated herein by reference, and (ii) such other factors as may be described in other Mid-Wisconsin filings with the Securities and Exchange Commission. We specifically disclaim any obligation to update factors or to publicly announce the result of revisions to any of the forward-looking statements or comments included herein to reflect future events or developments.